Exhibit 99.1

NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 FINANCIAL RESULTS; ANNOUNCES 9% DIVIDEND INCREASE

•Q4 Revenue of $8.2 Billion Increased 37% Reported and 32% Organic
•Q4 GAAP Diluted EPS of $1.00; Q4 Non-GAAP Diluted EPS of $1.50
•Quarterly Dividend Increased to $0.63, Annual $2.52 from Prior $2.32; 44th Consecutive Year of Dividend Increases
•Company Issues FY22 Guidance
•Guidance Reflects FY22 Revenue Growth above Street Consensus, Investment Ahead of Major Product Launches, and Largest Planned R&D Increase in Company History

DUBLIN – May 27, 2021 – Medtronic plc (NYSE:MDT) today announced financial results for its fourth quarter and fiscal year 2021, which ended April 30, 2021. The company reported fourth quarter worldwide revenue of $8.188 billion, an increase of 37 percent as reported and 32 percent on an organic basis, which adjusts for the $241 million benefit of foreign currency translation. The company’s fourth quarter results reflect a strong recovery from the impact of the COVID-19 pandemic on elective procedures that the company experienced in April 2020. Unless otherwise stated, all quarterly revenue growth rates in this press release are stated on an organic basis, which adjusts for the impact of foreign currency translation.

As reported, fourth quarter GAAP net income and diluted earnings per share (EPS) were $1.361 billion and $1.00, respectively. As detailed in the financial schedules included through the link at the end of this release, fourth quarter non-GAAP net income and non-GAAP diluted EPS were $2.038 billion and $1.50, respectively, increases of 162 percent and 159 percent, respectively. Adjusting for the negative 4 cent impact from foreign currency, fourth quarter non-GAAP diluted EPS increased 166 percent.

Fourth quarter U.S. revenue of $4.182 billion represented 51 percent of company revenue and increased 47 percent. Non-U.S. developed market revenue of $2.672 billion represented 33 percent of company revenue and increased 20 percent as reported and 11 percent organic. Emerging Markets revenue of $1.334 billion represented 16 percent of company revenue and increased 44 percent as reported and 41 percent organic.

Medtronic’s fiscal year 2021 revenue of $30.117 billion increased 4 percent as reported or approximately 2 percent on an organic basis, which adjusts for the $331 million benefit of foreign currency translation, the $15 million inorganic benefit of the company’s acquisition of Titan Spine in the Cranial & Spinal Technologies division in the Neuroscience Portfolio, and the approximate $360 to $390 million benefit the company received from an extra week in its first quarter compared to the first quarter of fiscal year 2020. Unless otherwise stated, all annual revenue growth rates in this press release are stated on an organic basis, which adjusts for the impact of foreign currency translation, the inorganic benefit of Titan Spine, and the estimated benefit of the extra week.

As reported, fiscal year 2021 net earnings were $3.606 billion or $2.66 per diluted share. As detailed in the link at the end of this release, fiscal year 2021 non-GAAP earnings and diluted EPS were $6.005 billion and $4.44, respectively, both decreases of 3 percent. Adjusting for the negative 22 cent impact from foreign currency, fiscal year 2021 non-GAAP diluted EPS increased 2 percent.

Fiscal year 2021 cash flow from operations was $6.240 billion. Fiscal year 2021 free cash flow was $4.885 billion, representing free cash flow conversion from non-GAAP net earnings of 81 percent.

“We reported a strong end to our fiscal year, with our fourth quarter results demonstrating continued momentum. Our recovery improved throughout the quarter, with most of our markets returning to near normal, pre-COVID growth rates,” said Geoff Martha, Medtronic chairman and chief executive officer. “In addition to supporting our employees, customers, and communities during the pandemic, we accomplished important milestones, including launching new products, investing in our pipeline, and changing our operating model, just to name a few. As we look ahead, these actions set us up to drive accelerated revenue growth in the year ahead and over the long term.”

Cardiovascular Portfolio
The Cardiovascular Portfolio, formerly reported as the Cardiac and Vascular Group (CVG), includes the Cardiac Rhythm & Heart Failure (CRHF), Structural Heart & Aortic (SHA), and Coronary & Peripheral Vascular (CPV) divisions. Cardiovascular fiscal year 2021 revenue of $10.772 billion increased 2.9 percent as reported and was approximately flat organic. Cardiovascular fourth quarter revenue of $2.908 billion increased 45 percent as reported and 41 percent organic, driven by high-fifties organic growth in CRHF and mid-twenties organic growth in both SHA and CPV.

•Cardiac Rhythm & Heart Failure fourth quarter revenue of $1.539 billion increased 64 percent as reported and 59 percent organic. Cardiac Rhythm Management revenue increased in the mid-fifties, driven by mid-seventies growth in Leadless Pacemakers on the continued global adoption of the Micra™ transcatheter pacing system. Cardiac Ablation Solutions revenue more than doubled, with strong growth in Arctic Front Advance™ cryoballoon catheters and consoles. Cardiovascular Diagnostics revenue grew in the mid-eighties on procedure volume recovery. Mechanical Circulatory Support grew in the mid-teens.

•Structural Heart & Aortic fourth quarter revenue of $744 million increased 30 percent as reported and 25 percent organic. Structural Heart grew in the low-fifties, driven by low-fifties growth in transcatheter aortic valves (TAVR), including low-nineties TAVR growth in the United States. Cardiac Surgery grew in the low-double digits, with broad based growth across the business. Aortic grew in the low-single digits, as the company experienced the financial impact of the previously announced global recall of the Valiant Navion™ thoracic stent graft system.

•Coronary & Peripheral Vascular fourth quarter revenue of $624 million increased 27 percent as reported and 24 percent organic. Coronary & Renal Denervation grew in the mid-teens, including mid-teens growth in drug-eluting stents (DES). Peripheral Vascular Health grew in the mid-thirties, with mid-eighties growth in VenaSeal™ closure systems and low-thirties growth in IN.PACT™ drug-coated balloons.

Medical Surgical Portfolio
The Medical Surgical Portfolio, formerly reported as the Minimally Invasive Therapies Group (MITG), includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. Medical Surgical fiscal year 2021 revenue of $8.737 billion increased 4.6 percent as reported and in the low-single digits organic. Medical Surgical fourth quarter revenue of $2.338 billion increased 21 percent as reported and 17 percent organic, with high-twenties organic growth in SI and low-single digit organic growth in RGR.

•Surgical Innovations fourth quarter revenue of $1.542 billion increased 32 percent as reported and 27 percent organic. The division had low-thirties growth in both Advanced Stapling and Vessel Sealing, driven by the continued adoption of the company’s Tri-Staple™, LigaSure™, and Sonicision™ technologies. Surgical Robotics had first revenue from Hugo™ robotic-assisted surgery system placements at hospitals outside the U.S. during the quarter. These systems will collect clinical data to support regulatory approvals around the world.

•Respiratory, Gastrointestinal & Renal fourth quarter revenue of $796 million increased 4 percent as reported and 1 percent organic. Patient Monitoring increased in the mid-single digits, with high-single digit growth in the company’s Nellcor™ pulse oximetry sensors. Respiratory Interventions decreased in the high-teens, with sales of ventilators declining in the high-twenties as demand, particularly in developed markets, is returning to pre-pandemic levels. Gastrointestinal revenue increased in the high-forties, with broad-based growth across the portfolio on procedure recovery. Renal Care Solutions increased in the mid-single digits on strong growth in renal access products.

Neuroscience Portfolio
The Neuroscience Portfolio, formerly reported as the Restorative Therapies Group (RTG), includes the Cranial & Spinal Technologies (CST), Specialty Therapies, and Neuromodulation divisions. Neuroscience fiscal year 2021 revenue of $8.195 billion increased 6.1 percent as reported and in the mid-single digits organic. Neuroscience fourth quarter revenue of $2.295 billion increased 54 percent as reported and 51 percent organic, with high-forties growth in CST, low-fifties growth in Specialty Therapies, and low-sixties growth in Neuromodulation, all on an organic basis.

•Cranial & Spinal Technologies fourth quarter revenue of $1.192 billion increased 50 percent as reported and 47 percent organic. Spine & Biologics, as well as Neurosurgery grew in the high-forties, with strong sales of spine implants utilizing Titan nanoLOCK™ surface technology, as well as record sales of StealthStation™ navigation, O-arm™ imaging systems, Midas Rex™ capital, and advanced energy products. CST also delivered strong growth in Mazor™ robotics with the launch of Mazor 5.0, utilizing the company’s Midas Rex™ drills, navigated disc prep, and interbodies with the Mazor™ robotic guidance system.

•Specialty Therapies fourth quarter revenue of $654 million increased 56 percent as reported and 52 percent organic. Neurovascular increased in the low-twenties and ENT increased in the mid-forties. Pelvic Health increased 165%, driven by continued strong adoption of the InterStim™ Micro sacral neuromodulation system.
•Neuromodulation fourth quarter revenue of $449 million increased 65 percent as reported and 61 percent organic. Pain Stim & Early Interventions increased in the mid-seventies, with low-seventies growth in spinal cord stimulation on strong uptake of Intellis™ with DTM™ SCS therapy. Brain Modulation increased in the high-fifties, driven by the launch of the Percept™ PC deep brain stimulation system. Interventional grew in the low-forties, and Targeted Drug Delivery increased in the mid-sixties.

Diabetes
Diabetes fiscal year 2021 revenue of $2.413 billion increased 1.9 percent as reported and was approximately flat organic. Diabetes fourth quarter revenue of $647 million increased 14 percent as reported and 9 percent organic. Diabetes quarterly revenue performance was driven by low-sixties growth in durable pumps on the continued launches of the MiniMed™ 780G system in international markets and the MiniMed™ 770G system in the U.S. This was offset by high-single digit declines in consumables, while continuous glucose monitoring (CGM) sales increased in the mid-single digits.

Guidance
The company today issued its fiscal year 2022 revenue and EPS growth guidance.

The company expects revenue growth in its fiscal year 2022 to approximate 9 percent on an organic basis. If current exchange rates hold, revenue growth in fiscal year 2022 would be positively affected by approximately $400 to $500 million.

In fiscal year 2022, the company expects diluted non-GAAP EPS in the range of $5.60 to $5.75, including an estimated 10 to 15 cent positive impact from foreign currency based on current exchange rates.

“Our fiscal 2022 revenue guidance that we are issuing for the first time today is about a point higher than Street estimates, as we anticipate strong organic revenue growth driven by new product launches and end market recovery from the impact of the pandemic,” said Karen Parkhill, Medtronic chief financial officer. “At the same time, we’re investing at the front end of major product launches, including surgical robotics and renal denervation, to fully realize their potential. We’re also planning for the largest increase in R&D spend in our company’s history, as we invest to accelerate long-term growth and capitalize on a long list of opportunities.”

Dividend Increase
The company today announced that on May 26, 2021, the Medtronic board of directors approved an increase in Medtronic’s cash dividend for the first quarter of fiscal year 2022, raising the quarterly amount to $0.63 per ordinary share. This would translate into an annual amount of $2.52 per ordinary share, a 9 percent increase from the prior $2.32. Medtronic has a long history of dividend growth, and the company is a constituent of the S&P 500 Dividend Aristocrats index. Today's announcement marks the 44th consecutive year of an increase in the dividend payment. Including today's increase, Medtronic's dividend per share has grown 47 percent over the past 5 years and has grown at a 16 percent compounded annual growth rate over the past 44 years.

Medtronic has a strong track record of returning capital to its shareholders, including returning $3.3 billion in fiscal year 2021. The company remains committed to returning a minimum of 50 percent of its free cash flow to shareholders, primarily through dividends, and to a lesser extent, share repurchases. The dividend is payable on July 16, 2021, to shareholders of record at the close of business on June 25, 2021.

“We’re pleased to be able to increase our dividend by 9% during the pandemic,” said Martha. “Today’s dividend increase is a strong sign of our commitment to providing robust returns for our shareholders and of the confidence that our Board of Directors has in Medtronic’s financial strength and future growth opportunities.”

Webcast Information
Medtronic will host a webcast today, May 27, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, investors, analysts, and news media. This webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at news.medtronic.com. Medtronic will be live tweeting during the webcast on its Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Medtronic plans to report its fiscal year 2022 first, second, third, and fourth quarter results on August 24, 2021, November 23, 2021, February 22, 2022, and May 26, 2022, respectively. Confirmation and additional details will be provided closer to the specific event.

Financial Schedules
To view the fourth quarter and fiscal year 2021 financial schedules and non-GAAP reconciliations, click here. To view the fourth quarter and fiscal year 2021 earnings presentation, click here. Both documents can also be accessed by visiting news.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly and annual figures increasing, decreasing or remaining flat are in comparison to fiscal year 2020.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, as well as significant acquisitions or divestitures. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-
View Fourth Quarter and FY21 Financial Schedules & Non-GAAP Reconciliations
View Fourth Quarter and FY21 Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	FOURTH QUARTER						YEAR-TO-DATE(2)
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY21	FY20	Growth	Currency Impact(5)	FY21	Growth	FY21	FY20	Growth	Currency Impact(5)	FY21	Growth
Cardiovascular(3)	$2,908	$2,004	45.1%	$91	$2,817	40.6%	$10,772	$10,468	2.9%	$131	$10,641	1.7%
Cardiac Rhythm & Heart Failure	1,539	940	63.7	49	1,490	58.5	5,584	5,141	8.6	79	5,505	7.1
Structural Heart & Aortic	744	574	29.6	26	718	25.1	2,834	2,842	(0.3)	38	2,796	(1.6)
Coronary & Peripheral Vascular	624	490	27.3	16	608	24.1	2,354	2,486	(5.3)	13	2,341	(5.8)
Medical Surgical	2,338	1,934	20.9	77	2,261	16.9	8,737	8,352	4.6	87	8,650	3.6
Surgical Innovations	1,542	1,168	32.0	54	1,488	27.4	5,438	5,513	(1.4)	66	5,372	(2.6)
Respiratory, Gastrointestinal, & Renal	796	766	3.9	23	773	0.9	3,298	2,839	16.2	22	3,276	15.4
Neuroscience(4)	2,295	1,490	54.0	48	2,247	50.8	8,195	7,725	6.1	75	8,120	5.1
Cranial & Spinal Technologies	1,192	798	49.4	21	1,171	46.7	4,288	4,082	5.0	34	4,254	4.2
Specialty Therapies	654	420	55.7	17	637	51.7	2,307	2,147	7.5	26	2,281	6.2
Neuromodulation	449	272	65.1	10	439	61.4	1,601	1,497	6.9	16	1,585	5.9
Diabetes	647	570	13.5	25	622	9.1	2,413	2,368	1.9	37	2,376	0.3
TOTAL	$8,188	$5,998	36.5%	$241	$7,947	32.5%	$30,117	$28,913	4.2%	$331	$29,786	3.0%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) Fiscal year 2021 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the first quarter and included in reported year-to-date results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited year-to-date constant currency growth by approximately $360 to $390 million. Year-to-date revenue also includes $15 million of inorganic revenue related to the Titan Spine acquisition, which is included in the reported results of the Cranial & Spinal Technologies division within Neuroscience. When excluding the impact of currency, inorganic Titan Spine revenue, and the estimated impact of the extra week, year-to-date revenue for fiscal year 2021 increased approximately 2 percent organic.
(3) In the fourth quarter of fiscal year 2021, the Company realigned its divisions within Cardiovascular. As a result, fiscal year 2020 results have been recast to adjust for this realignment.
(4) In the first quarter of fiscal year 2021, the Company realigned its divisions with Neuroscience. As a result, fiscal year 2020 results have been recast to adjust for this realignment.
(5) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
U.S.(1)(2) REVENUE
(Unaudited)

	FOURTH QUARTER			YEAR-TO-DATE
	REPORTED			REPORTED
(in millions)	FY21	FY20	Growth	FY21	FY20	Growth
Cardiovascular(3)	$1,394	$880	58.4%	$5,248	$5,062	3.7%
Cardiac Rhythm & Heart Failure	794	436	82.1	2,926	2,689	8.8
Structural Heart & Aortic	308	225	36.9	1,214	1,263	(3.9)
Coronary & Peripheral Vascular	293	218	34.4	1,108	1,109	(0.1)
Medical Surgical	973	763	27.5	3,650	3,532	3.3
Surgical Innovations	602	412	46.1	2,100	2,156	(2.6)
Respiratory, Gastrointestinal, & Renal	372	351	6.0	1,550	1,376	12.6
Neuroscience(4)	1,522	935	62.8	5,456	5,122	6.5
Cranial & Spinal Technologies	846	546	54.9	3,064	2,879	6.4
Specialty Therapies	374	217	72.4	1,315	1,253	4.9
Neuromodulation	302	172	75.6	1,077	990	8.8
Diabetes	293	274	6.9	1,171	1,204	(2.7)
TOTAL	$4,182	$2,852	46.6%	$15,526	$14,919	4.1%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) In the fourth quarter of fiscal year 2021, the Company realigned its divisions within Cardiovascular. As a result, fiscal year 2020 results have been recast to adjust for this realignment.
(4) In the first quarter of fiscal year 2021, the Company realigned its divisions within Neuroscience. As a result, fiscal year 2020 results have been recast to adjust for this realignment.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	FOURTH QUARTER						YEAR-TO-DATE(3)
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY21	FY20	Growth	Currency Impact(4)	FY21	Growth	FY21	FY20	Growth	Currency Impact(4)	FY21	Growth
U.S.	$1,394	$880	58.4%	$—	$1,394	58.4%	$5,248	$5,062	3.7%	$—	$5,248	3.7%
Non-U.S. Developed	1,012	785	28.9	80	932	18.7	3,752	3,519	6.6	163	3,589	2.0
Emerging Markets	501	340	47.4	10	491	44.4	1,773	1,887	(6.0)	(32)	1,805	(4.3)
Cardiovascular	2,908	2,004	45.1	91	2,817	40.6	10,772	10,468	2.9	131	10,641	1.7
U.S.	973	763	27.5	—	973	27.5	3,650	3,532	3.3	—	3,650	3.3
Non-U.S. Developed	895	805	11.2	72	823	2.2	3,320	3,169	4.8	141	3,179	0.3
Emerging Markets	469	366	28.1	4	465	27.0	1,766	1,651	7.0	(55)	1,821	10.3
Medical Surgical	2,338	1,934	20.9	77	2,261	16.9	8,737	8,352	4.6	87	8,650	3.6
U.S.	1,522	935	62.8	—	1,522	62.8	5,456	5,122	6.5	—	5,456	6.5
Non-U.S. Developed	477	380	25.5	36	441	16.1	1,724	1,659	3.9	73	1,651	(0.5)
Emerging Markets	296	175	69.1	12	284	62.3	1,015	945	7.4	2	1,013	7.2
Neuroscience	2,295	1,490	54.0	48	2,247	50.8	8,195	7,725	6.1	75	8,120	5.1
U.S.	293	274	6.9	—	293	6.9	1,171	1,204	(2.7)	—	1,171	(2.7)
Non-U.S. Developed	287	248	15.7	26	261	5.2	1,019	940	8.4	49	970	3.2
Emerging Markets	68	48	41.7	(1)	69	43.8	222	224	(0.9)	(12)	234	4.5
Diabetes	647	570	13.5	25	622	9.1	2,413	2,368	1.9	37	2,376	0.3
U.S.	4,182	2,852	46.6	—	4,182	46.6	15,526	14,919	4.1	—	15,526	4.1
Non-U.S. Developed	2,672	2,218	20.5	213	2,459	10.9	9,815	9,287	5.7	427	9,388	1.1
Emerging Markets	1,334	929	43.6	25	1,309	40.9	4,777	4,707	1.5	(98)	4,875	3.6
TOTAL	$8,188	$5,998	36.5%	$241	$7,947	32.5%	$30,117	$28,913	4.2%	$331	$29,786	3.0%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) Fiscal year 2021 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the first quarter and included in reported year-to-date results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited year-to-date constant currency growth by approximately $360 to $390 million. Year-to-date revenue also includes $15 million of inorganic revenue related to the Titan Spine acquisition, which is included in the reported results of the Cranial & Spinal Technologies division within Neuroscience. When excluding the impact of currency, inorganic Titan Spine revenue, and the estimated impact of the extra week, year-to-date revenue for fiscal year 2021 increased approximately 2 percent organic.
(4) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Fiscal year ended
(in millions, except per share data)	April 30, 2021	April 24, 2020	April 30, 2021	April 24, 2020
Net sales	$8,188	$5,998	$30,117	$28,913
Costs and expenses:
Cost of products sold	2,652	2,264	10,483	9,424
Research and development expense	632	567	2,493	2,331
Selling, general, and administrative expense	2,594	2,360	10,148	10,109
Amortization of intangible assets	446	439	1,783	1,756
Restructuring charges, net	59	31	293	118
Certain litigation charges	—	37	118	313
Other operating expense (income), net	198	(17)	315	71
Operating profit	1,607	317	4,484	4,791
Other non-operating income, net	(102)	(51)	(336)	(356)
Interest expense	142	162	925	1,092
Income before income taxes	1,567	206	3,895	4,055
Income tax (benefit) provision	200	(434)	265	(751)
Net income	1,367	640	3,630	4,806
Net (income) loss attributable to noncontrolling interests	(6)	6	(24)	(17)
Net income attributable to Medtronic	$1,361	$646	$3,606	$4,789
Basic earnings per share	$1.01	$0.48	$2.68	$3.57
Diluted earnings per share	$1.00	$0.48	$2.66	$3.54
Basic weighted average shares outstanding	1,347.3	1,340.6	1,344.9	1,340.7
Diluted weighted average shares outstanding	1,358.4	1,349.5	1,354.0	1,351.1
The data in the schedule above has been intentionally rounded to the nearest million, and therefore, the quarterly amounts may not sum to the fiscal year-to-date amounts.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended April 30, 2021
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$8,188	$2,652	67.6%	$1,607	19.6%	$1,567	$1,361	$1.00	12.8%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(33)	0.4	151	1.8	151	131	0.10	13.2
Acquisition-related items (3)	—	(5)	0.1	18	0.2	18	16	0.01	11.1
(Gain)/loss on minority investments (4)	—	—	—	—	—	(34)	(34)	(0.03)	—
Medical device regulations (5)	—	(13)	0.2	24	0.3	24	20	0.01	16.7
IPR&D charges (6)	—	—	—	11	0.1	11	9	0.01	18.2
Impairment charges (7)	—	—	—	76	0.9	76	68	0.05	10.5
Amortization of intangible assets	—	—	—	446	5.4	446	377	0.28	15.5
Certain tax adjustments, net (8)	—	—	—	—	—	—	90	0.07	—
Non-GAAP	$8,188	$2,601	68.2%	$2,333	28.5%	$2,259	$2,038	$1.50	9.6%
Currency impact	241	104	(0.3)	(67)	(1.6)			0.04
Currency Adjusted	$8,429	$2,705	67.9%	$2,266	26.9%			$1.54

	Three months ended April 24, 2020
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$5,998	$2,264	62.3%	$317	5.3%	$206	$646	$0.48	(210.7)%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(38)	0.6	126	2.1	126	105	0.08	16.7
Acquisition-related items (9)	—	(2)	—	(9)	(0.2)	(9)	(12)	(0.01)	(33.3)
Certain litigation charges	—	—	—	37	0.6	37	12	0.01	67.6
(Gain)/loss on minority investments (4)	—	—	—	—	—	30	30	0.02	—
Medical device regulations (5)	—	(7)	0.1	17	0.3	17	14	0.01	17.6
Exit of businesses (10)	—	—	—	11	0.2	11	5	—	54.5
IPR&D charges (6)	—	—	—	25	0.4	25	22	0.02	12.0
Amortization of intangible assets	—	—	—	439	7.3	439	358	0.27	18.5
Certain tax adjustments, net (11)	—	—	—	—	—	—	(403)	(0.30)	—
Non-GAAP	$5,998	$2,217	63.0%	$963	16.1%	$882	$777	$0.58	12.6%
See description of non-GAAP financial measures at the end of the earnings press release.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination transaction-related costs.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent estimated incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(6)The charges relate to certain license payments for unapproved technology.
(7)The charges relate to the abandonment of certain intangible assets in our Neuroscience segment.
(8)The net charge primarily relates to a tax basis adjustment and amortization of previously established deferred tax assets from intercompany intellectual property transactions.

(9)The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in fair value of contingent consideration.
(10)The net charge relates to the exit of businesses and is primarily comprised of intangible asset impairments.
(11)The net benefit primarily relates to the impact of an inter-company sale of intellectual property and the release of a valuation allowance on certain net operating losses.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended April 30, 2021
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating (Inc.)/Exp., net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$8,188	$2,594	31.7%	$632	7.7%	$198	2.4%	$(102)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(59)	(0.7)	—	—	—	—	—
Acquisition-related items (3)	—	—	—	—	—	(13)	(0.2)	—
(Gain)/loss on minority investments (4)	—	—	—	—	—	—	—	34
IPR&D charges (5)	—	—	—	—	—	(11)	(0.1)	—
Impairment charges (6)	—	—	—	—	—	(76)	(0.9)	—
Medical device regulations (7)	—	—	—	(11)	(0.1)	—	—	—
Non-GAAP	$8,188	$2,535	31.0%	$621	7.6%	$98	1.2%	$(68)
Currency impact	241	65	(0.2)	5	(0.2)	134	1.6	—
Currency Adjusted	$8,429	$2,600	30.8%	$626	7.4%	$232	2.8%	$(68)
See description of non-GAAP financial measures at the end of the earnings press release.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination transaction-related costs.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges relate to certain license payments for unapproved technology.
(6)The charges relate to the abandonment of certain intangible assets in our Neuroscience segment.
(7)The charges represent estimated incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expense.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Fiscal year ended April 30, 2021
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$30,117	$10,483	65.2%	$4,484	14.9%	$3,895	$3,606	$2.66	6.8%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(128)	0.4	617	2.0	617	489	0.36	20.7
Acquisition-related items (3)	—	(15)	—	(15)	—	(15)	4	—	126.7
Certain litigation charges	—	—	—	118	0.4	118	95	0.07	19.5
(Gain)/loss on minority investments (4)	—	—	—	—	—	(61)	(57)	(0.04)	6.6
IPR&D charges (5)	—	—	—	31	0.1	31	25	0.02	19.4
Impairment charges (6)	—	—	—	76	0.3	76	68	0.05	10.5
Medical device regulations (7)	—	(45)	0.1	83	0.3	83	68	0.05	18.1
Debt tender premium and other charges (8)	—	—	—	—	—	308	248	0.18	19.5
Amortization of intangible assets	—	—	—	1,783	5.9	1,783	1,500	1.11	15.9
Certain tax adjustments, net (9)	—	—	—	—	—	—	(41)	(0.03)	—
Non-GAAP	$30,117	$10,295	65.8%	$7,177	23.8%	$6,835	$6,005	$4.44	11.8%
Currency impact	331	191	(0.2)	296	0.7			0.22
Currency Adjusted	$30,448	$10,486	65.6%	$7,473	24.5%			$4.66

	Fiscal year ended April 24, 2020
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$28,913	$9,424	67.4%	$4,791	16.6%	$4,055	$4,789	$3.54	(18.5)%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(155)	0.6	441	1.5	441	372	0.28	15.6
Acquisition-related items (10)	—	(5)	—	66	0.2	66	53	0.04	19.7
Certain litigation charges	—	—	—	313	1.1	313	254	0.19	18.8
(Gain)/loss on minority investments (4)	—	—	—	—	—	19	22	0.02	(15.8)
Debt tender premium and other charges (11)	—	—	—	(7)	—	406	320	0.24	21.2
Medical device regulations (7)	—	(20)	0.1	48	0.2	48	42	0.03	12.5
Exit of businesses (12)	—	—	—	52	0.2	52	40	0.03	23.1
IPR&D charges (5)	—	—	—	25	0.1	25	22	0.02	12.0
Contribution to Medtronic Foundation	—	—	—	80	0.3	80	62	0.05	22.5
Amortization of intangible assets	—	—	—	1,756	6.1	1,756	1,472	1.09	16.2
Certain tax adjustments, net (13)	—	—	—	—	—	—	(1,242)	(0.92)	—
Non-GAAP	$28,913	$9,244	68.0%	$7,565	26.2%	$7,261	$6,206	$4.59	14.3%
See description of non-GAAP financial measures contained in this release.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination transaction-related costs, changes in fair value of contingent consideration, and a change in amounts accrued for certain contingent liabilities for recent acquisitions.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent acquired IPR&D in connection with asset acquisitions and certain license payments for unapproved technology.

(6)The charges relate to the abandonment of certain intangible assets in our Neuroscience segment.
(7)The charges represent estimated incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(8)The charges relate to the early redemption of approximately $6.0 billion of debt.
(9)The net benefit primarily relates to the finalization of an audit at the IRS Appellate level for fiscal years 2012 through 2014 and the capitalization of certain research and development costs for U.S. income tax purposes, which are partially offset by the impact of an intercompany sale of assets, and a tax basis adjustment and amortization of previously established deferred tax assets from intercompany intellectual property transactions.
(10)The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in fair value of contingent consideration.
(11)The charges, which include $413 million recognized in interest expense and ($7 million) recognized in other operating expense, net, primarily relate to the early redemption of approximately $5.2 billion of debt.
(12)The net charges relate to the exit of businesses and are primarily comprised of intangible asset impairments.
(13)The net benefit primarily relates to the release of a valuation allowance on certain net operating losses and the impact of tax reform in Switzerland and the United States.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Fiscal year ended April 30, 2021
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating (Inc.)/Exp., net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$30,117	$10,148	33.7%	$2,493	8.3%	$315	1.0%	$(336)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(196)	(0.7)	—	—	—	—	—
Acquisition-related items (3)	—	(3)	—	—	—	33	0.1	—
(Gain)/loss on minority investments (4)	—	—	—	—	—	—	—	61
IPR&D charges (5)	—	—	—	—	—	(31)	(0.1)	—
Impairment charges (6)	—	—	—	—	—	(76)	(0.3)	—
Medical device regulations (7)	—	(2)	—	(35)	(0.1)	—	—	—
Non-GAAP	$30,117	$9,947	33.0%	$2,458	8.2%	$241	0.8%	$(275)
Currency impact	331	90	—	10	(0.1)	336	1.1	—
Currency Adjusted	$30,448	$10,037	33.0%	$2,468	8.1%	$577	1.9%	$(275)
See description of non-GAAP financial measures at the end of the earnings press release.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination transaction-related costs, changes in fair value of contingent consideration, and a change in amounts accrued for certain contingent liabilities for recent acquisitions.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent acquired IPR&D in connection with asset acquisitions and certain license payments for unapproved technology.
(6)The charges relate to the abandonment of certain intangible assets in our Neuroscience segment.
(7)The charges represent estimated incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Fiscal Year
(in millions)	2021	2020	2019
Net cash provided by operating activities	$6,240	$7,234	$7,007
Additions to property, plant, and equipment	(1,355)	(1,213)	(1,134)
Free Cash Flow (1)	$4,885	$6,021	$5,873
See description of non-GAAP financial measures at the end of the earnings press release.

(1)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	April 30, 2021	April 24, 2020
ASSETS
Current assets:
Cash and cash equivalents	$3,593	$4,140
Investments	7,224	6,808
Accounts receivable, less allowances and credit losses of $241 and $208, respectively	5,462	4,645
Inventories, net	4,313	4,229
Other current assets	1,955	2,209
Total current assets	22,548	22,031
Property, plant, and equipment, net	5,221	4,828
Goodwill	41,961	39,841
Other intangible assets, net	17,740	19,063
Tax assets	3,169	2,832
Other assets	2,443	2,094
Total assets	$93,083	$90,689
LIABILITIES AND EQUITY
Current liabilities:
Current debt obligations	$11	$2,776
Accounts payable	2,106	1,996
Accrued compensation	2,482	2,099
Accrued income taxes	435	502
Other accrued expenses	3,475	2,993
Total current liabilities	8,509	10,366
Long-term debt	26,378	22,021
Accrued compensation and retirement benefits	1,557	1,910
Accrued income taxes	2,251	2,682
Deferred tax liabilities	1,028	1,174
Other liabilities	1,756	1,664
Total liabilities	41,481	39,817
Commitments and contingencies
Shareholders’ equity:
Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,345,400,671 and 1,341,074,724 shares issued and outstanding, respectively	—	—
Additional paid-in capital	26,319	26,165
Retained earnings	28,594	28,132
Accumulated other comprehensive loss	(3,485)	(3,560)
Total shareholders’ equity	51,428	50,737
Noncontrolling interests	174	135
Total equity	51,602	50,872
Total liabilities and equity	$93,083	$90,689

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year
(in millions)	2021	2020	2019
Operating Activities:
Net income	$3,630	$4,806	$4,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,702	2,663	2,659
Provision for doubtful accounts	128	99	78
Deferred income taxes	(422)	(1,315)	(304)
Stock-based compensation	344	297	290
Loss on debt extinguishment	308	406	457
Other, net	251	217	257
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	(761)	1,291	(581)
Inventories, net	78	(577)	(274)
Accounts payable and accrued liabilities	531	(44)	399
Other operating assets and liabilities	(549)	(609)	(624)
Net cash provided by operating activities	6,240	7,234	7,007
Investing Activities:
Acquisitions, net of cash acquired	(994)	(488)	(1,827)
Additions to property, plant, and equipment	(1,355)	(1,213)	(1,134)
Purchases of investments	(11,808)	(11,039)	(2,532)
Sales and maturities of investments	11,345	9,574	4,683
Other investing activities, net	(54)	(37)	36
Net cash used in investing activities	(2,866)	(3,203)	(774)
Financing Activities:
Change in current debt obligations, net	(311)	(17)	(713)
Proceeds from short-term borrowings (maturities greater than 90 days)	2,789	—	—
Repayments from short-term borrowings (maturities greater than 90 days)	(2,853)	—	—
Issuance of long-term debt	7,172	5,568	7,794
Payments on long-term debt	(7,367)	(6,110)	(7,948)
Dividends to shareholders	(3,121)	(2,894)	(2,693)
Issuance of ordinary shares	474	662	992
Repurchase of ordinary shares	(652)	(1,326)	(2,877)
Other financing activities	(267)	(81)	14
Net cash used in financing activities	(4,136)	(4,198)	(5,431)
Effect of exchange rate changes on cash and cash equivalents	215	(86)	(78)
Net change in cash and cash equivalents	(547)	(253)	724
Cash and cash equivalents at beginning of period	4,140	4,393	3,669
Cash and cash equivalents at end of period	$3,593	$4,140	$4,393
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$1,250	$878	$1,558
Interest	582	643	973